Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER 2008 RESULTS AND
FOURTH QUARTER DIVIDEND
__________________________________________________
Revenue and Earnings Surpass Expectations

LINCOLN, Nebraska (November 4, 2008) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter ended September 30, 2008.

•	Quarterly revenue $13.5 million
•	Quarterly diluted earnings per share of $0.29
•	NRC quarterly net new contracts $2.7 million
•	New contracts for subscription-based products continue rapid growth--up 67% for the quarter and 170% year-to-date
•	Total recurring contract value $56.5 million, up 16% over third quarter 2007

        Commenting on the third quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “We had a good quarter. Traditionally HealthCare Market Guide has driven our third quarter revenue and we knew, given the deferred nature of our new HCMG Ticker product, we had a hurdle to make up. The balance of the organization’s growth did just that and largely offsets HCMG revenue.”

        Revenue for the quarter ended September 30, 2008, was $13.5 million compared to $14.0 million for the same quarter 2007. Net income for the quarter ended September 30, 2008, was $2.0 million compared to $2.5 million for the third quarter 2007.

        Revenue for the first nine months of 2008 was $38.8 million, compared to $38.1 million for the same period in 2007. Net income for the first nine months of 2008 was $5.6 million resulting in $.83 per basic and $.81 per diluted earnings per share.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 (fourteen cents) per share payable December 31, 2008, to shareholders of record as of the close of business on December 5, 2008.

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NRCI Announces Third Quarter Results

November 4, 2008

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Happily, we are debt free today having paid off the $12.5 million loan in 30 months in conjunction with our acquisition of TGI in May 2006. This, along with having paid $8.2 million in dividends and $8.9 million in repurchasing stock during that same period, speaks to our constant profitability and a very strong cash flow.”

        A listen-only simulcast of National Research Corporation’s third quarter conference call will be available online at www.earnings.com on November 5, 2008, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter Results

November 4, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$13,469	$13,952	$38,824	$38,102
Operating expenses:
Direct expenses	6,598	5,930	17,845	16,744
Selling, general and administrative	3,053	3,240	9,960	9,890
Depreciation and amortization	661	672	2,003	1,922

Total operating expenses	10,312	9,842	29,808	28,556

Operating income	3,157	4,110	9,016	9,546
Other income (expense):
Interest income	6	32	33	101
Interest expense	(21)	(110)	(118)	(413)
Other, net	29	21	9	88

Total other income (expense)	14	(57)	(76)	(224)
Income before income taxes	3,171	4,053	8,940	9,322
Provision for income taxes	1,205	1,558	3,390	3,592

Net income	$1,966	$2,495	$5,550	$5,730

Net income per share, basic	$0.30	$0.36	$0.83	$0.84

Net income per share, diluted	$0.29	$0.36	$0.81	$0.82

Weighted average shares outstanding:
Basic	6,644	6,851	6,699	6,846
Diluted	6,803	7,013	6,845	6,995

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NRCI Announces Third Quarter Results

November 4, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept. 30, 2008	Dec. 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$677	$3,355
Short-term investments	--	99
Accounts receivable, net	9,785	6,379
Income taxes recoverable	55	272
Other current assets	1,780	2,495

Total current assets	12,297	12,600
Net property and equipment	12,595	11,974
Other, net	36,215	37,295

Total Assets	$61,107	$61,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,152	$2,492
Deferred revenue	15,313	9,922
Accrued compensation	1,457	1,477
Notes payable	239	1,093

Total current liabilities	19,161	14,984
Non-current liabilities	2,339	4,598

Total Liabilities	21,500	19,582

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,942,559 in 2008 and 7,883,289 in 2007;
outstanding 6,698,480 in 2008 and 6,926,442 in 2007	8	8
Additional paid-in capital	25,807	23,508
Retained earnings	32,712	30,004
Accumulated other comprehensive income	694	932
Treasury stock	(19,614)	(12,165)

Total shareholders’ equity	39,607	42,287

Total liabilities and shareholders’ equity	$61,107	$61,869

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